CONTACT: ANTHONY C. WEAGLEY, VICE PRESIDENT & TREASURER
    CENTER BANCORP CONSUMMATES $10,000,000 PRIVATE PLACEMENT OF COMMON STOCK

      Union, NJ -- September 29, 2004 -- Center Bancorp, Inc. (NasdaqNM: CNBC), the holding company of Union Center National Bank, announced today that it issued 888,888 shares of the holding company's common stock to a limited number of accredited investors in a private placement of its securities. The shares were issued at a purchase price of $11.25 per share. Net proceeds to the holding company are expected to be approximately $9.4 million, after commissions and expenses.

      Center Bancorp intends to utilize the net proceeds from this offering for working capital purposes. In addition, Center Bancorp may also use such proceeds to increase capital levels, to fund branch expansion, to acquire non-bank financial services companies, for new hires to expand its commercial lending business and to make payments with respect to outstanding trust preferred securities.

      The shares sold in this offering have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Pursuant to the terms of agreements entered into with the investors, Center Bancorp is obligated to register the shares issued to the investors.

      Center Bancorp Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. Union Center National Bank is the largest commercial Bank headquartered in Union County; was chartered in 1923 and is a full-service banking company.

      For   further   information    regarding   Center   Bancorp   Inc.,   call
1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at http://www.centerbancorp.com.